LOAN AGREEMENT

This Agreement is by and among InternetStudios.com, Inc. ("ISTO") a Nevada corporation, and Emergent Capital Corp, and Gustavson Development Inc. (collectively the "Lender"), made effective as of the 20th day of June, 2003.

BACKGROUND: ISTO has reached an agreement to acquire RKO Pictures LLC (""RKO"). In addition, ISTO has acquired certain rights to a library of 1500 motion pictures (the "Trocadero Library") from Dominique Bigle and intends to create DVD's from this collection for exploitation worldwide. ISTO is currently raising USD$10.0 million (the "Financing") to complete the acquistion of RKO Pictures and to re-brand the Trocadero Library under the RKO label. It is anticipated that any funds advanced by Lender to ISTO will be repaid from the Financing at the closing, such which closing is anticipated estimated to be on or before July 8, 2003.

LOAN: USD$250,000 ("Loan").

CLOSING DATE: This agreement is conditioned on the receipt of funds in ISTO's account at the Royal Bank of Canada from Lender of the Loan by no later than Friday, June 20, 2003.

TERMS OF LOAN: The Loan shall be treated as a Convertible Loan (See Exhibit "A") according to the documentation already received by Lender (the "Convertible Loan Agreement") with the following material terms: (1) Interest: 12% per annum (compounded monthly); (2) Term: 1 Year; (3) Borrower may prepay Loan at any time without penalty by providing five (5) business days notice; (4) Lender may convert at lessoer of $1.00 or 15% discount to the five day average market price for the five day period immediately preceding the date of conversion; and (5) each member of Lender, if resident in BC, must be an accredited investor as defined in MI 45-103 adopted by the British Columbia Securities Commission, (See Exhibit "A"). In the event that the Financing does close as anticipated, then the Lenders may elect to be repaid by notice to the Borrower at any time after the closing by providing 7 days written notice to the Borrower. If the Financing does not close by August 28, 2003, then the Loan shall become due and payable on September 8, 2003.

FEES: In consideration for the Loan, Lender will earn a Lender's Bonus as follows: (1) ISTO will issue to Lender, or its nominee(s) as soon as practicable, 250,000 common shares of ISTO; (2) in the event that the Loan is not repaid on or before July 8, 2003 pursuant to the terms of the Convertible Loan Agreement, then ISTO shall issue an additional 100,000 shares to Lender. The shares issued to Lender will be restricted securities as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, but will have "piggy-back" registration rights. In addition, any legal and administration fees associated with this transaction will be borne by the Borrower.

SECURITY: Borrower shall assign the two Promissory Notes provided by RKO in the amount of USD$375,000 to Lender pursuant to the Assignment Agreement previously provided as amended. (Exhibit "B")

WARRANTY The Borrower represents that, on completion of the transfer of the Loan to the Borrower's account pursuant to this Agreement, it will be in good standing under all agreements pertaining to the acquisition and financing of RKO.

CONFIDENTIALITY The contents of this Term Sheet are confidential and neither party will disclose any of the contents herein to any other party without the express consent of the other.

Agreed to and accepted this 20th day of June, 2003.

InternetStudios.com, Inc. Lender

/s/ Robert MacLean /s/ Signed

Emergent Capital Corp.

/s/ Signed

Gustavson Development Inc.